UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 15, 2012

SPECTRUMDNA, INC.
(Exact name of registrant as specified in its charter)

Commission file number 333-148883

Delaware	20-4880377
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2 Davis Drive, P.O. Box 13169 Research Triangle Park, North Carolina	27709
(Address of principal executive offices)	(Zip Code)

Registrant’s  telephone number, including area code:    (919) 408-7003

P.O. Box 682798, Park City, Utah 84068
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective as of June 15, 2012, Parrish B. Ketchmark, the sole director of SpectrumDNA, Inc. (the “Company”), appointed B. Bobby Bahram and Bakul Modi as directors of the Company.  As a result, the Board of Directors now consists of three members.

In addition, effective as of June 15, 2012, Rebecca Hershinger has resigned as Chief Financial Officer of the Company and all subsidiaries, and the following persons have been appointed as executive officers of the Company to be effective immediately: Terrence J. Dunne – Chief Financial Officer; B. Bobby Bahram – Treasurer; and, Bakul Modi – Secretary.  Parrish B. Ketchmark remains as President and Chief Executive Officer of the Company.

The newly constituted Board has expressed its gratitude to Ms. Hershinger for her service to the Company, including her assistance during the Company’s transition period.

Set forth below are brief accounts of the business experience during the past five years of each new director and officer of the Company:

B. BOBBY BAHRAM, age 37, has been a member of the Board of Directors of RTP Capital Associates, an angel network focused on seed and early stage investment since January 2010.  From January 2011 to January 2012, Mr. Bahram was chief operating officer and chief financial officer of TransLoc Inc., a software as a service provider in the transit industry.  From 2004 to November 2009, Mr. Bahram was chief operating officer, chief financial officer, and member of the Board of Directors of RadarFind Corporation, a provider of real-time location systems for the health care market; RadarFind was acquired by TeleTracking Technologies in September 2009.  From 2004 to November 2006, Mr. Bahram was also the president and chief executive officer of RadarFind Corporation.  From 2004 to 2005, Mr. Bahram was a Director of Business Development at MCNC’s Research & Development Institute, which was acquired by RTI International in 2004.  From 1999 to 2004, Mr. Bahram held a series of management and executive positions with venture capital backed firms in the Research Triangle Park area of North Carolina.  Earlier in his career, Mr. Bahram worked for IBM Corporation in development and testing of enterprise software and hardware products.  Mr. Bahram holds an MBA from North Carolina State University and a B.S. in Electrical Engineering from Clemson University.

BAKUL MODI, age 51, is a real estate executive and investor with 29 years of experience managing a multi-million dollar real estate portfolio.  Since 1996, he has served as the President of Meredith Suites Management, a commercial real estate property management and brokerage company.  In this role, he is responsible for directing investment strategy, negotiating contracts for property acquisition and disposition, and negotiating leases.  Prior to Meredith Suites, he spent 13 years in hospitality management, during which time he was part of a management group that lead the successful turnaround of a large all-suite hotel.  Mr Modi is a licensed real estate broker in the State of North Carolina and since March 2010, has been an active member of RTP Capital Associates, an angel network focused on seed and early stage investment.

TERRENCE J. DUNNE, age 63, is a business consultant with 15 years of experience primarily focused on business acquisitions and corporate reorganizations.  Since 1978, he has operated Terrence J. Dunne & Associates, a sole proprietorship which provides bookkeeping, income tax return preparation and business consulting services for small businesses.  Mr. Dunne currently serves as both a Director and President of Gold Crest Mine, Inc., positions which he has held since 2006 and December 2009 respectively.   In addition, Mr. Dunne currently serves as a Director of Rock Energy Resources, Inc., which trades on the OTCBB.PK, as a Director of Superior Silver Mines, Inc., which trades on the OTCBB, and he also serves as President and Director of Silver Butte Co. which trades on the OTCBB.  Mr. Dunne received a degree in Business Administration from Gonzaga University in 1970.  He received his Masters Degree in Business Administration in 1975 from Gonzaga University. In addition, he received a Masters Degree in Taxation from Gonzaga University in 1984.   Mr. Dunne is a former adjunct professor in the School of Business Administration of Gonzaga University, teaching courses in corporate mergers, acquisitions and reorganizations.

None of the new directors and officers has any family relationships with any of the Company’s directors or executive officers, or any person nominated or chosen by the Company to become a director or executive officer.

Other than as disclosed in this Current Report on Form 8-K, there are no arrangements or understandings between any of the new directors or officers and any other person pursuant to which he was selected as a director or officer, as the case may be, and there have not been any past transactions, nor are there any currently proposed transactions, between the Company or any of its subsidiaries, on the one hand, and any of the new directors or officers, on the other hand, that would require disclosure pursuant to Item 404(a) of Regulation S-K.

See Item 8.01 of this Report for the grant of warrants to the foregoing persons and others.

Item 8.01	Other Events.

See Item 5.02 of this report for information on the appointment of B. Bobby Bahram and Bakul Modi as directors of the Company and the appointment of Messrs. Bahram and Modi, and Terrence J. Dunne, as officers of the Company.

On June 15, 2012, the Board of Directors granted 2,000,000 warrants to each of Parrish B. Ketchmark, B. Bobby Bahram, Bakul Modi and Terrence J. Dunne for services to be rendered by such persons.  In addition, on June 15, 2012, the Board of Directors granted 2,000,000 warrants to a consultant for services to be rendered and 2,000,000 warrants to counsel to the Company for past and continued legal services to the Company.  All of such warrants are exercisable for shares of the Company’s common stock at an exercise price of $0.01 per share and shall be exercisable for cash or on a cashless basis as provided in the warrants, and shall contain certain registration rights.  Such warrants will expire in five years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPECTRUMDNA, INC.
(Registrant)

Dated: June 21, 2012	By:	/s/ Parrish B. Ketchmark
Parrish B. Ketchmark,
President and Chief Executive Officer